EXHIBIT 99.1
GREEN MOUNTAIN POWER ANNOUNCES 2006 EARNINGS

COLCHESTER, VT -- Green Mountain Power Corporation (NYSE: GMP) today announced 2006 consolidated earnings of $1.89 per share of common stock, diluted, compared with 2005 consolidated earnings of $2.12 per share of common stock, diluted.

Earnings per share decreased primarily as a result of $1.6 million in merger related transaction costs incurred during 2006. Northern New England Energy Corporation, an affiliate of GazMetro Limited Partnership, has agreed to acquire the Company at $35 per share.

“If we had not incurred these transaction costs in 2006, the Company’s earnings per share would have been approximately $2.19,” said Christopher L. Dutton, President and Chief Executive Officer.

The Company's regulated earnings were capped in 2005 and 2006 at the allowed rate of return on equity of 10.5 percent under the Company’s rate plan, approved in 2003. Costs that are not allowed for rate setting purposes reduce the Company's earning potential and limit the Company's ability to achieve its allowed rate of return on equity for its operations as a whole. These earnings will be applied in future years as a reduction to regulatory assets, or possibly refunded to customers as a credit on customer bills, as directed by the Department of Public Service.

	Green Mountain Power Consolidated Earnings
	Full Year Comparative Results
	Income (in thousands)			Diluted Earnings per Share
	2006	2005	2004	2006	2005	2004
Net Income	$10,123	$11,180	$11,584	$1.89	$2.12	$2.20
Impact of Earnings Cap	$5,678	$582	$0
Less: Tax Effect	(2,239)	(233)	0
Impact of Earnings Cap, net of taxes	3,439	349	0	$0.64	$0.07	$0.00
Merger Costs	$1,621	$0	$0	$0.30	$0.00	$0.00
Operating Earnings (Non-GAAP)	$15,183	$11,529	$11,584	$2.84	$2.18	$2.20
Weighted Avg Shares-Fully Diluted (in thousands)				5,348	5,285	5,254

GMP believes that the non-GAAP financial measure of the “Operating Earnings” provides a consistent and comparable measure of performance of its business to help shareholders understand performance factors and trends.

Retail and other operating revenues for 2006 decreased by $3.7 million compared with 2005, reflecting the pretax earnings cap effect of approximately $5.7 million, which is recorded as a reduction to revenue, and milder summer and winter weather. These impacts were partially offset by an increase of $3.7 million in sales of utility services to other municipalities and utilities and approximately $2 million in additional revenue generated from the 0.9 percent rate increase that took effect in January 2006, along with a slight increase in the number of customers.

Total retail megawatt hour sales of electricity decreased by 2.3 percent in 2006 compared with 2005. Sales to residential, small commercial and industrial, and large commercial and industrial customers in 2006 decreased by 2.7, 1.5 and 2.7 percent, respectively, compared with 2005, which was affected by warmer than normal summer temperatures. Increased revenues from the sale of utility services to other utilities and large industrial customers in 2006 contributed approximately $3.7 million more to retail revenue growth than in 2005. Other operating expenses increased by $4.1 million in 2006, reflecting an increase of $3.6 million in utility services expense, compared to 2005. These sales of utility services are intended to build strategic expertise and revenue to the benefit of both customers and shareholders. The remaining $500,000 increase in other operating expenses related to an increase in distribution expenses.

Power supply expenses decreased $9.5 million in 2006 compared with 2005, reflecting increased entitlements under long-term contracts and greater output from the Company’s hydroelectric generating facilities, which reduced reliance on expensive wholesale market purchases. The Company exercised an option to purchase more power in 2006 under its long-term contract with Hydro-Quebec. A temporary increase in the Company’s entitlement from the Vermont Yankee nuclear power plant also reduced dependence on market purchases. Prices for additional 2006 contract entitlements and Company hydroelectric generation were below wholesale market prices for 2006 and substantially below 2005 wholesale market prices. Market prices in 2005 were extremely high, reflecting the interruption of gas supplies in the Gulf caused by hurricane activity and warmer than normal summer temperatures.

Depreciation and amortization expenses were $704,000 lower in 2006 compared to the previous year, reflecting the impact of a new depreciation study that was completed in 2005 and implemented in 2006.

Provisions for income taxes increased by $823,000 in 2006 compared to the same period last year, reflecting an increase in pretax book income and an increase in the effective tax rate due to nondeductible merger expenses, which were partially offset by a decrease in the Vermont state income tax rate.

Equity in earnings of affiliates and non-utility operations increased by $1.2 million in 2006 compared to 2005 as a result of the Company’s additional $17 million in equity investments in Vermont Transco, LLC, which owns and operates most of the transmission grid in Vermont.

The increase in other expenses of $1.6 million in 2006 related to costs incurred in connection with the proposed merger.

In other developments, on December 23, 2006 the Company received approval from the Vermont Public Service Board for a rate increase of 9.09 percent effective January 1, 2007, with an allowed rate of return of 10.25%. The Company also received approval to implement an Alternative Regulation Plan. A principal component of the Plan includes a power supply adjustment mechanism that will allow the Company to adjust rates on a quarterly basis to recover ninety percent of power supply cost variances from amounts included in rates to the extent the variances exceed $300,000. The Plan also provides for an earnings sharing mechanism to permit sharing of earnings in excess of the Company's allowed return on equity and sharing of earnings shortfalls below the Company's allowed return on equity on regulated operations. The earnings sharing proposal allows the Company to earn up to 75 basis points above its allowed return on equity and allows the Company to recover earnings shortfalls in excess of 100 basis points below its allowed return on equity on regulated operations.

“Our alternative regulation plan creates opportunities and incentives for the Company to become more efficient and to improve customer service,” said Mr. Dutton. “In addition, it provides a host of other benefits, such as decoupling earnings from increased electricity sales, streamlining cost recovery, sharing efficiency savings with customers, increasing credit quality, and reducing regulatory and borrowing costs borne by customers.”

Green Mountain Power Corporation	Annual Earnings Summary
in thousands except per share amounts	At and for the Years Ended December 31,
	2006	2005	2004
Retail and Other Operating Revenues	$213,833	$217,562	$207,922
Wholesale revenues	26,643	28,298	22,652
Total operating revenues	$240,476	$245,860	$230,574
Net income	$10,123	$11,180	$11,584
Net income applicable to common stock	10,123	11,180	11,584
Net income-continuing operations	9,931	11,046	11,059
Net income-discontinued operations	192	134	525

Basic earnings per share-continuing operations	$1.88	$2.12	$2.18
Basic earnings per share-discontinued operations	0.04	0.03	0.10
Basic earnings per Common share	$1.92	$2.15	$2.28
Diluted earnings per share-continuing operations	$1.85	$2.09	$2.10
Diluted earnings per share-discontinued operations	0.04	0.03	0.10
Fully diluted earnings per common share	$1.89	$2.12	$2.20
Dividends declared per share	$1.12	$1.00	$0.88
Weighted average shares of common stock outstanding-Basic	5,270	5,195	5,083
Weighted average shares of common stock outstanding-Diluted	5,348	5,285	5,254

	For Presentation Purposes Only
Green Mountain Power Corporation	Income	Income	Income
Full Year Comparative Results	(in thousands)	(in thousands)	(in thousands)
	2006	2005	2004
Retail and Other Operating Revenue	$213,833	$217,562	$207,922
Add: Impact of Earnings Cap	5,678	582	0
Comparative Retail Revenue	$219,511	$218,144	$207,922
Wholesale Revenues	26,643	28,298	22,652
Total Operating Revenues	$246,154	$246,442	$230,574

Certain statements in this press release may be forward-looking in nature, or "forward-looking" statements as defined in the United States Securities Litigation Reform Act of 1995. Actual results may differ from those expressed or implied in forward-looking statements. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including regulatory and judicial decisions or legislation, changes in regional market and transmission rules, energy supply and demand and pricing, contractual commitments, availability, terms and use of capital, general economic and business environment, changes in technology, nuclear and environmental issues, industry restructuring and cost recovery (including stranded costs, and weather), and other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties. The Company disclaims any obligation to update any information in this press release.

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For further information, please contact Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418 or Dawn Bugbee, Vice President and Chief Financial Officer, at 802-655-8768.